Exhibit 99.1

MEDIA CONTACTS:	Pam Joy
207-642-7337
pjoy@fairpoint.com

Connie Gemmer
207-671-6678
connie@bartongingold.com

FAIRPOINT EXPANDS RELATIONSHIP WITH LOCAL VENDOR IN MAINE FOR ADVANCED PRINTING SOLUTIONS AND BILLING NEEDS; EXPECTS TO RESULT IN ADDITIONAL JOB CREATION

MPX OF PORTLAND TO HANDLE CUSTOMER BILLING UPON CLOSE OF FAIRPOINT’S PROPOSED TRANSACTION RELATING TO VERIZON’S WIRELINE OPERATIONS IN MAINE,

NEW HAMPSHIRE AND VERMONT

Portland, M.E. (October 11, 2007) – FairPoint Communications, Inc. (NYSE: FRP) today announced it intends to expand its existing seven-year relationship with Portland, Maine-based Maine Printing Company (MPX), a local printer established in 1915. This expansion, which is in connection with FairPoint’s proposed transaction relating to Verizon’s wireline operations in Maine, New Hampshire and Vermont, is expected to benefit the local economy through the creation of approximately 10 new jobs at MPX and an increased volume of mail being processed through the local post office.

MPX is currently responsible for printing all of FairPoint’s marketing materials, including brochures and customer communications in 30 different local exchanges in 18 states. As a result of the expanded relationship, MPX will now also be responsible for printing all customer bills in Maine, New Hampshire and Vermont for the acquired operation upon the close of the proposed transaction.

FairPoint’s decision to expand its relationship with MPX is another example of FairPoint’s efforts to further support the local economy. As a result of this proposed contract expansion, MPX intends to hire approximately 10 new employees to serve the FairPoint account, as well as make additional investments in infrastructure and support. Also expected to benefit the local economy will be the impact of an additional 1.2 million pieces of mail per month that would be processed within Maine.

Chairman and CEO of FairPoint Gene Johnson said, “The expansion of our relationship with MPX demonstrates our continued support of locally based businesses and efforts to create more jobs in addition to the previously announced approximately 675 new positions we intend to create. MPX has been a valued partner for many years, offering technologically advanced printing capabilities, which increase efficiency and reduce costs. We look forward to continuing to work with MPX and identifying new and innovative ways to expand our billing and print marketing offerings.”

Said Robert Willis, president of MPX, “Our expanding relationship with FairPoint is indicative of its continuing commitment to adapt and utilize the latest in customer billing and print marketing technology. We offer a wide range of advanced printing capabilities under one roof aimed at improving efficiency and driving return on investment. We have enjoyed a mutually beneficial relationship with FairPoint for the past seven years and we are excited about the opportunity to expand both our print market communications, as well as to now assume responsibility for their customer billing in northern New England. Our existing working relationship ensures that we are the best prepared to assume these additional responsibilities and to quickly implement the necessary changes to our company.”

About FairPoint
FairPoint is a leading provider of communications services to rural and small urban communities across the country. Incorporated in 1991, FairPoint's mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural and small urban communities. Today, FairPoint owns and operates 30 local exchange companies located in 18 states offering an array of services, including local and long distance voice, data, Internet and broadband offerings. FairPoint is traded on the New York Stock Exchange under the symbol “FRP”.

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements related to potential cost savings and synergies expected to be realized in the merger. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission ("SEC"), including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the SEC.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.  Source: FairPoint Communications, Inc., www.fairpoint.com.

FairPoint has filed, and the SEC has declared effective, a registration statement in connection with the proposed merger.  FairPoint urges investors to read these documents and other materials filed and to be filed by FairPoint relating to the proposed merger because they contain and will contain important information.  Investors can obtain copies of the registration statement, as well as other filed documents containing information about FairPoint and the proposed merger, at www.sec.gov, the SEC’s website. Investors may also obtain free copies of these documents and FairPoint’s other SEC filings at www.fairpoint.com under the Investor Relations section, or by written request to FairPoint Communications, Inc., 521 E. Morehead Street, Suite 250, Charlotte, NC 28202, Attention: Investor Relations.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.